Exhibit 99.1

News release
FOR IMMEDIATE RELEASE

CONTACT:	Glen L. Ponczak (Investors)	July 20, 2009
(414) 524-2375

Jacqueline F. Strayer (Media)
(414) 524-3876
Johnson Controls Reports 2009 Third Quarter Earnings per Diluted Share of $0.26; Further Improvements in Profitability Expected in Fourth Quarter
MILWAUKEE, July 20, 2009 . . . Johnson Controls reported a profit of $0.26 per diluted share for the third quarter of 2009. Net sales in the quarter were $7.0 billion, with segment income of $282 million and net income of $163 million. These results compare with net sales of $9.9 billion, segment income of $645 million and net income of $439 million, or $0.73 per diluted share for the third quarter of 2008.
“In most of our global markets this quarter, economic conditions remain very challenging. I am pleased to report that despite this environment, we returned to solid profitability. The cost improvement initiatives we undertook earlier this year are providing the expected benefits. We believe the company is well positioned to further increase our profitability in our fourth quarter and into 2010. I want to thank our employees and management for their dedication, which enabled us to achieve such a significant improvement in earnings performance,” said Johnson Controls Chairman and Chief Executive Officer Steve Roell.
Business results
Automotive Experience sales in the quarter declined 38% to $3.0 billion versus $4.8 billion last year due to significantly lower production volumes globally. Automotive industry production in North America was down 48% versus a year ago as a result of prolonged production shutdowns in the quarter as well as overall lower consumer demand. European production declined 27%. There were some positive volume comparisons in certain European countries where governments are providing incentives to consumers who scrap old cars and purchase new vehicles. The company said that most of these new vehicle sales were in the “A” and “B” (lower cost) segments.
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News release
Automotive Experience reported a loss of $14 million in the quarter versus a profit of $199 million in the 2008 period, due to the lower global volumes. This represents a significant sequential improvement over the second quarter of 2009 when the business reported a $275 million loss on revenues of $2.4 billion. The company’s Asian operations increased segment income by 31% to $17 million versus 2008. The European segment posted a small profit in the 2009 quarter. The North American segment reported a loss of $34 million reflecting the impact of extended production shutdowns by several of its key customers. The improvements in segment income were primarily the result of cost reduction initiatives which will enable the Automotive Experience business to be profitable in its fourth quarter.
The company said that during the automakers’ scheduled summer shutdowns, it would take over two seating and interiors programs currently supplied by Johnson Controls competitors. Johnson Controls said it expects automakers to continue to look for ways to assure continuity of supply and it is well positioned to gain market share from financially distressed competitors.
Building Efficiency sales in the 2009 third quarter were $3.2 billion, down 14% from $3.7 billion last year. Excluding the effect of currency, sales were down 7%. In North America and Western Europe, systems and service revenues were lower, reflecting the overall slowdown in construction spending, lower HVAC equipment volumes and the continued deferral of discretionary maintenance and retrofit projects. In Eastern Europe, the Middle East and Latin America, revenue declines ranged from 10 to 15% excluding the impact of foreign exchange.
The quarter end backlog of uncompleted contracts was $4.4 billion, down 9%. Excluding the impact of foreign exchange the backlog was lower by 6%. The North America backlog was comparable to prior year levels, while there was a double-digit backlog decline in Europe and the Middle East. Significant new projects in the backlog include a $28 million chiller order for Princess Noura University, located in Riyadh, Saudi Arabia, a $10 million systems order that includes fire and security technology for the energy company Petrobas in Brazil and an energy and water conservation project for the Helena, Montana Housing Authority.
The company said that it is bidding on approximately 2,700 projects worth approximately $800 million that are directly attributable to the American Reinvestment and Recovery Act (ARRA) stimulus package. To date, Johnson Controls has been awarded contracts totaling approximately $25 million under the ARRA. However, the company continues to see delays of projects where customers are waiting to determine their eligibility to receive funding. Johnson Controls said that while stimulus-related projects are being awarded at a slower than expected pace, it continues to believe the stimulus program will have a meaningful positive impact on financial performance in the second half of fiscal 2010.
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News release
Building Efficiency reported segment income of $190 million in the third quarter of fiscal 2009 compared to $301 million in 2008. Earnings were primarily impacted by lower volumes, particularly in Europe and emerging markets. In addition, unfavorable copper hedges lowered margins. The company noted that it is beginning to benefit from its European-focused restructuring activities. Fourth quarter earnings are expected to sequentially improve due to seasonal factors, the acceleration of cost reduction initiatives and an improved copper hedge position.
Power Solutions sales in the third quarter were $856 million, down 39% from $1.4 billion in the year ago period. Lower lead prices and currency translation negatively impacted revenues; overall unit volumes were 12% lower. Original equipment automotive battery volume was lower in both North America and Europe due to the decline in auto production levels.
Power Solutions segment income was $106 million in the third quarter, down 27% from $145 million last year. The company said the decline was due primarily to the lower unit volume. Income was also negatively impacted in the quarter by a $15 million charge associated with the sale of a former manufacturing facility and other fixed asset write-offs. Due to its cost reduction initiatives, Johnson Controls said it expects Power Solutions fourth quarter income to improve to 2008 levels despite the continued lower expected original equipment volumes.
Johnson Controls said that in the third quarter it started shipping the industry’s first lithium-ion hybrid battery systems, for the Mercedes S-Class, which arrives in showrooms this summer.
The company also said it was accelerating its plans to build a new lead smelter in Mexico to process recycled lead. Increasing its in-house smelting capacity is expected to lower production costs and improve segment profitability. The new smelter is expected to be completed in October 2010.
In May, Johnson Controls applied for U.S. government matching funds to build a lithium-ion battery manufacturing plant in the U.S. The company previously announced it had been awarded $148.5 million in incentives from the State of Michigan.
Third quarter details
The reported earnings per share reflect a diluted share count of 676 million shares in the 2009 quarter versus 601 million diluted shares in 2008. The increased 2009 share count is the result of the company’s equity-linked debt offerings in March 2009.
Earnings in the 2009 third quarter were positively impacted by a net non-recurring tax benefit of $9 million. Excluding these items, the company earned $0.25 per diluted share in third quarter.
The company’s underlying tax rate in the third quarter was 27% compared to 21% in the year-ago period, reflecting changes in the geographic mix of earnings.
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News release
Johnson Controls said it generated positive cash flows from operating and investing activities of $343 million in the third quarter and that its net debt to total capitalization improved to 33.8%.
“There are still many uncertainties in our industries, but there is better clarity than there was three months ago. Automotive production globally remains at low levels, but appears to be stabilizing. Industry analysts are beginning to see a bottom in the commercial buildings and residential HVAC markets in the next six to nine months. In addition, we expect an increasingly positive impact from the U.S. stimulus program,” Mr. Roell said. “Due to our improved cost structure, Johnson Controls is well-positioned to benefit significantly as the markets improve.”
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Johnson Controls is the global leader that brings ingenuity to the places where people live, work and travel. By integrating technologies, products and services, we create smart environments that redefine the relationships between people and their surroundings. Our team of 130,000 employees creates a more comfortable, safe and sustainable world through our products and services for more than 200 million vehicles, 12 million homes and one million commercial buildings. Our commitment to sustainability drives our environmental stewardship, good corporate citizenship in our workplaces and communities, and the products and services we provide to customers. For additional information, please visit www.johnsoncontrols.com.
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Johnson Controls, Inc. (“the Company”) has made forward-looking statements in this presentation pertaining to its financial results for fiscal 2009 and beyond that are based on preliminary data and are subject to risks and uncertainties. All statements other than statements of historical fact are statements that are or could be deemed forward-looking statements and include terms such as “outlook,” “expectations,” “estimates,” or “forecasts.” For those statements, the Company cautions that numerous important factors, such as automotive vehicle production levels, mix and schedules, financial distress of key customers, energy prices, the strength of the U.S. or other economies, currency exchange rates, cancellation of or changes to commercial contracts, liquidity, the ability to execute on restructuring actions according to anticipated timelines and costs as well as other factors discussed in the Company’s Form 8-k (filed March 9, 2009) could affect the Company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company.
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July 20, 2009

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data; unaudited)

	Three Months Ended June 30,
	2009	2008
Net sales	$6,979	$9,865
Cost of sales	5,940	8,380

Gross profit	1,039	1,485

Selling, general and administrative expenses	(787)	(877)
Net financing charges	(65)	(69)
Equity income	30	37

Income from continuing operations before income taxes and minority interests	217	576

Provision for income taxes	50	121
Minority interests in net earnings of subsidiaries	4	16

Net income	$163	$439

Diluted earnings per share	$0.26	$0.73

Diluted weighted average shares	676	601

Shares outstanding at period end	595	594

July 20, 2009

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data; unaudited)

	Nine Months Ended June 30,
	2009	2008
Net sales	$20,630	$28,755
Cost of sales	18,224	24,653

Gross profit	2,406	4,102

Selling, general and administrative expenses	(2,449)	(2,715)
Restructuring costs	(230)	—
Net financing charges	(167)	(204)
Equity income (loss)	(104)	85

Income (loss) from continuing operations before income taxes and minority interests	(544)	1,268

Provision for income taxes	109	266
Minority interests in net earnings (loss) of subsidiaries	(15)	39

Net income (loss)	$(638)	$963

Diluted earnings (loss) per share	$(1.07)	$1.60

Diluted weighted average shares	594	602

Shares outstanding at period end	595	594

July 20, 2009

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in millions; unaudited)

	June 30,	September 30,
	2009	2008
ASSETS
Cash and cash equivalents	$543	$384
Accounts receivable — net	4,910	6,472
Inventories	1,561	2,099
Other current assets	1,769	1,721

Current assets	8,783	10,676

Property, plant and equipment — net	3,969	4,389
Goodwill	6,420	6,513
Other intangible assets — net	745	769
Investments in partially-owned affiliates	729	863
Other noncurrent assets	1,868	1,777

Total assets	$22,514	$24,987

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term debt and current portion of long-term debt	$777	$743
Accounts payable and accrued expenses	4,633	6,366
Other current liabilities	2,533	2,701

Current liabilities	7,943	9,810

Long-term debt	4,001	3,201
Other noncurrent liabilities	2,082	2,316
Minority interests in equity of subsidiaries	202	236
Shareholders’ equity	8,286	9,424

Total liabilities and shareholders’ equity	$22,514	$24,987

July 20, 2009

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Three Months Ended June 30,
	2009	2008
Operating Activities
Net income	$163	$439

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	180	196
Equity in earnings of partially-owned affiliates, net of dividends received	(4)	10
Minority interests in net earnings of subsidiaries	4	16
Deferred income taxes	(20)	(53)
Other — net	30	28
Changes in working capital, excluding acquisition and divestiture of businesses:
Receivables	(27)	(169)
Inventories	135	(57)
Restructuring reserves	(53)	(10)
Accounts payable and accrued liabilities	92	209
Change in other assets and liabilities	(18)	(57)

Cash provided by operating activities	482	552

Investing Activities
Capital expenditures	(103)	(190)
Sale of property, plant and equipment	5	10
Acquisition of businesses, net of cash acquired	—	(4)
Other — net	(41)	(104)

Cash used by investing activities	(139)	(288)

Financing Activities
Decrease in short and long-term debt — net	(30)	(142)
Payment of cash dividends	(77)	(77)
Other — net	(4)	(22)

Cash used by financing activities	(111)	(241)

Increase in cash and cash equivalents	$232	$23

July 20, 2009

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Nine Months Ended June 30,
	2009	2008
Operating Activities
Net income (loss)	$(638)	$963

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	561	581
Equity in earnings of partially-owned affiliates, net of dividends received	55	10
Minority interests in net earnings (loss) of subsidiaries	(15)	39
Deferred income taxes	202	(73)
Non-cash impairment of long-lived assets	156	—
Non-cash impairment of equity investment	152	—
Other — net	72	80
Changes in working capital, excluding acquisition and divestiture of businesses:
Receivables	1,297	260
Inventories	476	(207)
Restructuring reserves	(22)	(42)
Accounts payable and accrued liabilities	(1,661)	(551)
Change in other assets and liabilities	(288)	(32)

Cash provided by operating activities	347	1,028

Investing Activities
Capital expenditures	(529)	(551)
Sale of property, plant and equipment	8	42
Acquisition of businesses, net of cash acquired	(32)	(73)
Other — net	(121)	(194)

Cash used by investing activities	(674)	(776)

Financing Activities
Increase (decrease) in short and long-term debt — net	704	(338)
Payment of cash dividends	(231)	(220)
Other — net	13	(112)

Cash provided (used) by financing activities	486	(670)

Increase (decrease) in cash and cash equivalents	$159	$(418)

July 20, 2009

1. Business Unit Summary

	Three Months Ended			Nine Months Ended
	June 30,			June 30,
	(unaudited)			(unaudited)
(in millions)	2009	2008	%	2009	2008	%
Net Sales
Building efficiency	$3,167	$3,677	-14%	$9,219	$10,220	-10%
Automotive experience	2,956	4,788	-38%	8,532	14,027	-39%
Power solutions	856	1,400	-39%	2,879	4,508	-36%

Net Sales	$6,979	$9,865		$20,630	$28,755

Segment Income
Building efficiency	$190	$301	-37%	$259	$641	-60%
Automotive experience	(14)	199	-107%	(618)	432	-243%
Power solutions	106	145	-27%	212	399	-47%

Segment Income	$282	$645		$(147)	$1,472

Financing charges — net	(65)	(69)		(167)	(204)
Restructuring costs	—	—		(230)	—

Income from continuing operations before income taxes and minority interests	$217	$576		$(544)	$1,268

Net Sales
Products and systems	$5,304	$7,969	-33%	$15,668	$23,271	-33%
Services	1,675	1,896	-12%	4,962	5,484	-10%

	$6,979	$9,865		$20,630	$28,755

Cost of Sales
Products and systems	$4,608	$6,869	-33%	$14,243	$20,226	-30%
Services	1,332	1,511	-12%	3,981	4,427	-10%

	$5,940	$8,380		$18,224	$24,653

(1) Management evaluates the performance of the segments based primarily on segment income, which represents income from continuing operations before income taxes and minority interest, excluding net financing charges and restructuring costs.
Building efficiency — Provides facility systems and services including comfort, energy and security management for the non-residential buildings market and provides heating, ventilating, and air conditioning products and services for the residential and non-residential building markets.
Automotive experience — Designs and manufactures interior systems and products for passenger cars and light trucks, including vans, pick-up trucks and sport/crossover utility vehicles.
Power solutions — Services both automotive original equipment manufacturers and the battery aftermarket by providing advanced battery technology, coupled with systems engineering, marketing and service expertise.
2. Restructuring Costs
As part of its continuing efforts to reduce costs and improve the efficiency of its global operations, the Company announced a restructuring plan in the second quarter of fiscal year 2009 and recorded a $230 million restructuring charge.
The restructuring charge relates to cost reduction initiatives in its automotive experience, building efficiency and power solutions businesses and includes workforce reductions and plant consolidations. The Company expects to substantially complete the initiatives in 2010. The automotive-related restructuring is in response to the fundamentals of the European, North American and Japanese automotive markets. The actions target reductions in the company’s cost base by decreasing excess manufacturing capacity due to lower industry production and the continued movement of vehicle production to low-cost countries, especially in Europe. Power solutions’ actions are focused on optimizing its regional manufacturing capacity to reflect lower overall demand for original equipment batteries resulting from lower vehicle production levels.
3. Impairment Charges
The Company reviews long-lived assets, including property, plant and equipment and other intangible assets with definite lives, for impairment whenever events or changes in circumstances indicate that its carrying amounts may not be recoverable. At December 31, 2008, the Company recorded a $77 million and $33 million impairment charge related to property, plant and equipment in the automotive experience business in North America and Europe, respectively. The impairment charge is included in cost of sales in the accompanying Condensed Consolidated Statements of Income.
At December 31, 2008, the Company also recorded a $152 million charge related to an impairment of an equity investment in a 48%-owned joint venture with US Airconditioning Distributors, Inc. in the Company’s building efficiency business. This impairment charge is included in equity loss in the accompanying Condensed Consolidated Statements of Income.

July 20, 2009

4. Income Taxes
As a result of certain events in various jurisdictions during the third quarter of fiscal year 2009, the Company decreased their total reserve for uncertain tax positions by $33 million. This is comprised of a $17 million decrease to tax expense and a $16 million decrease to goodwill.
The Company’s federal income tax returns and certain foreign income tax returns for various fiscal years remain under various stages of audit by the Internal Revenue Service and respective foreign tax authorities. Although the outcome of tax audits is always uncertain, management believes that it has appropriate support for the positions taken on its tax returns and that its annual tax provisions included amounts sufficient to pay assessments, if any, which may be proposed by the taxing authorities. At June 30, 2009, the Company has recorded a liability for its best estimate of the probable loss on certain of its tax positions, the majority of which is included in other noncurrent liabilities in the accompanying Condensed Consolidated Statements of Financial Position. It is likely that the resolution of certain tax examinations will occur within the current fiscal year which may result in favorable tax reserve adjustments in an amount not to exceed $70 million.
In the first quarter of fiscal year 2009, the Company recorded a $30 million discrete period tax adjustment related to first quarter 2009 impairment costs using a blended statutory tax rate of 12.6%. Due to the tax rate change in the third quarter of fiscal 2009, the discrete period tax adjustment increases by $9 million for a total tax adjustment for the nine months ended June 30, 2009 of $39 million.
In the second quarter of fiscal year 2009, the Company recorded a $27 million discrete period tax adjustment related to second quarter 2009 restructuring costs using a blended statutory tax rate of 19.2%. Due to the tax rate change in the third quarter of fiscal 2009, the discrete period tax adjustment decreases by $9 million for a total tax adjustment for the nine months ended June 30, 2009 of $18 million.
The Company reviews its deferred tax asset valuation allowances on a quarterly basis, or whenever events or changes in circumstances indicate that a review is required. In determining the requirement for a valuation allowance, the historical and projected financial results of the legal entity or consolidated group recording the net deferred tax asset is considered, along with any other positive or negative evidence. Since future financial results may differ from previous estimates, periodic adjustments to the Company’s valuation allowance may be necessary.
In the first quarter of fiscal 2009, the Company performed an analysis of its worldwide deferred tax assets. As a result of the rapid deterioration in the economic environment, several jurisdictions incurred unexpected losses in the first quarter that resulted in cumulative losses over the prior three years. As a result, and after considering tax planning initiatives and other positive and negative evidence, the Company determined that it was more likely than not that the deferred tax assets would not be utilized in several jurisdictions including France, Mexico, Spain and the United Kingdom. Therefore, the Company recorded a $300 million valuation allowance as income tax expense. To the extent the Company improves its underlying operating results in these jurisdictions, these valuation allowances, or a portion thereof, could be reversed in future periods.
In the second quarter of fiscal 2009, the Company performed an analysis of its worldwide deferred tax assets. As a result, and after considering tax planning initiatives and other positive and negative evidence, the Company determined that it was more likely than not that the deferred tax asset associated with a capital loss on a French legal entity would be utilized. Therefore, the Company released $45 million of valuation allowances against income tax expense in the three month period ended March 31, 2009.
In the third quarter of fiscal 2009, the Company performed an analysis of its worldwide deferred tax assets. As a result, and after considering tax planning initiatives and other positive and negative evidence, the Company determined that it was more likely than not that a portion of the deferred tax assets in Brazil would be utilitzed. Therefore, the Company released $10 million of valuation allowances in the three month period ended June 30, 2009. This is comprised of a $3 million decrease in income tax expense, a $22 million increase to cumulative translation adjustment and a $29 million decrease to goodwill.
In the second quarter of fiscal 2009, the Company recorded a $30 million discrete period tax benefit related to a change in tax status of a French subsidiary. The change in tax status resulted from a voluntary tax election that produced a deemed liquidation for U.S. federal income tax purposes. The Company received a tax benefit in the U.S. for the loss from the decrease in value from the original tax basis of its investment. This election changed the tax status from a controlled foreign corporation (i.e. taxable entity) to a branch (i.e., flow through entity similar to a partnership) for U.S. federal income tax purposes and is thereby reported as a discrete period tax benefit in accordance with the provision of Statement of Financial Accounting Standards No. 109.
In the second quarter of fiscal 2009, the Company filed a claim for refund in the second quarter, with the Internal Revenue Service related to interest computations of prior tax payments and refunds. The refund claim resulted in a tax provision decrease of $6 million.
In calculating the provision for income taxes, the Company uses an estimate of the annual effective tax rate based upon the facts and circumstances known at each interim period. On a quarterly basis, the annual effective tax rate is adjusted, as appropriate, based upon changed facts and circumstances, if any, as compared to those forecasted at the beginning of the fiscal year and each interim period thereafter. For the three and nine months ended June 30, 2009, the Company decreased its estimated annual effective income tax rate from continuing operations from 31% to 27%, primarily due to geographical shift in income and global tax planning initiatives. This created a tax detriment of $11 million in the current quarter after applying the new effective tax rate. The estimated annual effective income tax rate from continuing operations for the three and nine months ended June 30, 2008 was 21%.
The tables below show a reconciliation of the provision for income taxes for the three and nine months ended June 30, 2009 (in millions):

July 20, 2009

	Three Months Ended		Nine Months Ended
	June 30, 2009		June 30, 2009
	Amount	Tax Rate	Amount	Tax Rate
	(unaudited)		(unaudited)
Federal, state and foreign income tax expense	$59	27.0%	$(147)	27.0%

Valuation allowance adjustment	(3)		252
Restructuring charges	—		18
Change in tax status of foreign subsidiary	—		(30)
Impairment charges	—		39
Interest refund	—		(6)
Uncertain tax positions	(17)		(17)
Effective tax rate adjustment	11		—

Provision for income taxes	$50	23.1%	$109	-20.0%

5. Earnings per Share
The following table reconciles the numerators and denominators used to calculate basic and diluted earning per share (in millions):

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Income Available to Common Shareholders

Basic income (loss) available to common shareholders	$163	$439	$(638)	$963

Financing costs related to the convertible senior notes and Equity Units, net of tax	13	—	—	—

Diluted income (loss) available to common shareholders	$176	$439	$(638)	$963

Weighted Average Shares Outstanding
Basic weighted average shares outstanding	594.7	592.9	593.9	593.0
Effect of dilutive securities:
Stock options	1.8	8.0	—	8.7
Convertible senior notes	36.0	—	—	—
Equity units	43.7	—	—	—

Diluted weighted average shares outstanding	676.2	600.9	593.9	601.7

For the nine months ended June 30, 2009, the total number of potential dilutive shares due to stock options, Equity Units and the convertible senior notes was 87.6 million. However, these items were not included in the computation of diluted net loss per common share for the nine months ended June 30, 2009, since to do so would decrease the loss per share.